Exhibit 99.13(h)

AGENCY AGREEMENT

THIS AGREEMENT made as of this 1st day of October, 2006 by and among THE VANGUARD GROUP, INC. (“Vanguard”), a Pennsylvania corporation, PACIFIC ADVISORS FUND, INC. (the “Fund”), PACIFIC GLOBAL INVESTORS SERVICES, INC. (“Transfer Agent”), and PACIFIC GLOBAL FUND DISTRIBUTORS, INC. (the “Distributor”).

WITNESSETH:

WHEREAS, Vanguard provides participant accounting, record-keeping and administrative services for certain employee benefit plans (referred to herein individually as the “Plan” or collectively as the “Plans”);

WHEREAS, the Fund, an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Act”), and each series of the Fund offers a class of shares available for investment by the Plan;

WHEREAS, the parties desire to facilitate the availability of the series (and class thereof) of the Fund listed on Exhibit A (each such series referred to individually as, a “Portfolio”, or collectively, the “Portfolios”) to the Plans;

WHEREAS, the Fund desires that Vanguard serve as sub-transfer agent of the Fund, for the purposes set forth herein;

WHEREAS, Vanguard is registered as a transfer agent under Section 17 A( c )(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, it is contemplated that, sponsor administrative committee or other fiduciary of a Plan (“Plan Representative”) will: (i) include one or more of the Portfolios as investment options under the Plans, and (ii) offer to Plan participants or beneficiaries (collectively, the “Participants”) the opportunity to invest their assets in shares of the Portfolios;

WHEREAS, it is intended that the Transfer Agent will establish an account on its mutual fund shareholder accounting system to reflect the aggregate ownership by the Plans of shares of each Portfolio and all transactions by the Plans involving such shares (collectively, the “Accounts” or individually, the “Account”);

WHEREAS, it is intended that Vanguard will function as an agent of the Portfolios, and Vanguard desires to accept such appointment, solely for the limited purposes of: (i) receiving instructions from the Plan through its Plan Representatives and/or Plan Participants for purchases and redemptions of shares of the Portfolios resulting from transactions by or on behalf of the Plan Participants; (ii) recording such purchases and redemptions; (iii) making and maintaining the Portfolios’ shareholder records concerning the Plan Participants (which are recorded on Vanguard’s recordkeeping system); and (iv) providing certain other services as described herein (collectively, the “Plan Services”);

WHEREAS, Vanguard will establish individual accounts on its defined contribution plan record-keeping system reflecting all transactions by or on behalf of Participants under the Plan which result in purchases or redemptions by the Plan of shares of the Portfolio;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

Section I. Appointment as Agent and Plan Services. Vanguard is hereby appointed a sub-transfer agent of the Fund solely for the purpose of receiving orders, in accordance with the procedures outlined herein, for the purchases and redemptions by the Plan of shares of the Portfolio and making and maintaining the records of the Fund relating to such purchases and redemptions of the Plan. Such purchases and redemptions shall be based on Participant-level transactions made by or on behalf of Participants under the Plan which are recorded on Vanguard’s defined contribution plan record-keeping system.

Vanguard agrees to provide all Plan Services. Neither the Fund nor any of its representatives shall be required to provide Plan Services for the benefit of the Plans or their Plan Participants. Vanguard shall maintain and preserve all records as required by applicable federal and state law as well as all records required by its agreements with the Plan Representatives to be maintained and preserved in connection with providing the Plan Services, and shall otherwise comply with all applicable laws, rules and regulations applicable to the provision of the Plan Services and to it acting as sub-transfer agent of the Fund. Vanguard shall

(a) maintain records for the Plan Participants thereof reflecting all shares of the Portfolio purchased and redeemed by the Plan based on Participant-level transactions (including the date and price for all transactions and share balances) and all re-investments by the Plan of dividends and capital gains distributions paid by the Portfolio. Vanguard shall reconcile on each day the New York Stock Exchange (the “Exchange”) is open for business (each a “Business Day”): (i) all transactions by the Plan involving shares of the Portfolio (including purchases, redemptions and re-investments of dividends and capital gains distributions) with the corresponding Participant-level transactions on Vanguard’s defined contribution plan record-keeping system and (ii) the aggregate position of all Plan on Vanguard’s recordkeeping system for that Business Day;

(b) disburse or credit to the Plan Accounts, and maintain records of all proceeds of redemptions of shares of the Portfolios and all dividends and other distributions not reinvested in shares of the Portfolios;

(c) as required by law or any Plan, prepare and transmit to the Plan Representatives periodic statements showing, among other things, the total number of shares owned by the Accounts as of the statement closing date, purchases, holdings, and redemptions of shares by the Plan Representatives and/or Plan Participants during the period covered by the statement, the Share Price of the Portfolios as of the statement date, the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in shares), and such other information as may be required, from time to time, by the Plans and/or Plan Representatives;

(d) transmit net purchase and redemption orders on behalf of the Plan Representatives and/or Plan Participants to the Transfer Agent, in accordance with the Operating Procedures described in Section 2 of this Agreement;

(e)           maintain all account balance information for each Plan.

Notwithstanding Vanguard’s appointment hereunder as sub-transfer agent of the Fund to receive orders for the purchases and redemptions by the Plan of shares of the Portfolio, Vanguard shall have no authority under this Agreement or otherwise to act as sub-transfer agent of the Fund in respect of or in connection with the distribution of shares of any Portfolio.

Section 2. Operating Procedures. In accordance with the procedures set forth below, Vanguard will act as the sub-transfer agent of the Fund to receive orders by the Plans for purchases and redemptions of shares of the Portfolio. In the case of any such purchase or redemption order received by Vanguard on any Business Day prior to the time the net asset value of shares of the Portfolios are determined (ordinarily the close of regular trading on the New York Stock Exchange at 4:00 p.m. Eastern time) (“Close of Trading”), the order shall be accorded a trade date on the Fund’s accounting system that is the date of receipt of the order by Vanguard. In the case of any such purchase or redemption order received by Vanguard on any Business Day after the time the net asset value of shares of the Portfolio are determined, the order shall be accorded a trade date on the Fund’s accounting system that is the next Business Day that the New York Stock Exchange is open for trading.

(a) Transmission by the Fund of Portfolio Price. The Fund or its subadministrator shall use best efforts to transmit to the NSCC (National Securities Clearing Corporation) or to Vanguard by other means by 7:00 P.M. Eastern time, however in no event later than 8:00 P.M. Eastern time, on each Business Day a file identifying the net asset value per share (or “Share Price”) of each Portfolio as of the close of trading on that Business Day.

(b) Transmission by the Fund of Dividend and Capital Gains Information.

Upon the declaration of each dividend and each capital gain distribution by the Fund with respect to shares of the Funds, the Fund or its agent shall furnish, or cause to be furnished to, Vanguard information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders are entitled to payment, the amount payable per share to the shareholders of record as of that date, and the total amount payable on the payment date. The Fund shall provide this information to Vanguard by 12:00 p.m. ET on the Business Day following the ex-dividend date. This information shall be transmitted to Vanguard via facsimile and/or email.

(c) Receipt by Vanguard of Participant-Level Transactions. All Participant level transactions shall be received and processed by Vanguard in accordance with its standard transaction processing procedures that apply to all investment options offered under the Plans. Vanguard shall maintain records sufficient to identify the date and time of receipt of all Participant-level transactions involving the Portfolios and shall make such records available upon request for examination by the Fund, or its designated representative, at the request of the transfer agent or by appropriate governmental authorities. Under no circumstances shall Vanguard change, alter or manipulate any Participant-level transactions received by it in good order.

Each transmission by Vanguard of a net purchase or redemption order relating to a particular Fund and a Business Day shall constitute a representation and covenant by Vanguard that such net purchase or redemption order was based on Plan Representative and/or Plan Participants transactions received by Vanguard prior to the Close of Trading (and prior to the time the Share Price for each Portfolio was determined on such Business Day) and that each net purchase or redemption order included all such Plan Representative and/or Plan Participant transactions so received by Vanguard. All orders will be communicated in U.S. dollars.

(d) Transmission by Vanguard of Net Purchase or Redemption Order. Based on the aggregate Participant-level transactions for each Plan received by Vanguard on each Business Day, Vanguard shall transmit to the Fund via the NSCC’s Fund/SERV system, for receipt by the Fund by 4:00 a.m. Eastern time on the following Business Day, a file containing the net purchase or redemption order by each account of shares of the Portfolios for the preceding Business Day.

(e) Trade Settlement. In performing its settlement obligations hereunder, Vanguard may settle all Fund/SERV purchases through Participant #5972 in accordance with the procedures and timeframes established under the rules of the NSCC. In performing its settlement obligations hereunder, the Fund may settle all Fund/SERV redemptions through Participant #4860 in accordance with the procedures and timeframes established under the rules of the NSCC.

(1) Confirmation by the Fund of Net Purchases or Redemptions. The Fund shall transmit to Vanguard via Fund/SERV by the established NSCC deadline on each Business Day, a confirmation of any purchases or redemptions by the Plans of shares of the Portfolios with a trade date one Business Day prior.

(g) Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following shall apply:

(i) Based on the aggregate Participant-level transactions for each Plan received by Vanguard on each Business Day (“Trade Date”), Vanguard shall transmit to the Fund via electronic transmission, telephone, or facsimile (or by such other means as the parties to this Agreement may agree), for receipt by the Fund by 9:30 a.m. Eastern time on the following Business Day (“Trade Date + 1”), the net purchase or redemption order by each account of shares of the Portfolios for the preceding Business Day.

(ii) In the case of a manual net purchase order for a Plan, Vanguard shall remit to the Fund the requisite funds to cover such order by Federal Funds wire by 4:00 p.m. Eastern time on Trade Date + 1. In the case of a manual net redemption order for a Plan, the Fund shall remit to Vanguard the requisite funds to cover such order by Federal Funds wire by 4:00 p.m. Eastern time on Trade Date + 1.

(h) Bi-Monthly Position File by the Fund. The Fund shall provide to Vanguard each 1 st and 3rd Friday a Networking Position File, containing activity summary and share balance of the Fund in the omnibus account for the preceding two weeks.

(i) Processing Adjustments.        Vanguard shall be solely responsible for the accuracy of any purchase or redemption order transmitted to Transfer Agent via NSCC systems or otherwise and the transmission of such order shall constitute Vanguard’s representation to Transfer Agent that the order is accurate, complete and duly authorized by the Plan Participants whose Portfolio shares are the subject of the order. Vanguard represents it shall assume responsibility for any loss or cost to Transfer Agent or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order has been placed, and Vanguard will immediately pay such loss to Transfer Agent or such Fund upon notification. Transfer Agent represents it shall assume responsibility for any loss to a Plan or cost to Vanguard in the event of an error or delay caused by the Fund or its agent, excluding Vanguard and its agents, with respect to the procedures outlined in this Section 2. Any gain to Vanguard, or the Plans, attributable to the incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Fund. Vanguard agrees to make a reasonable effort to recover from the Plans or Plan Participants any material losses incurred by Transfer Agent or the Fund as a result of the foregoing. Vanguard will submit an invoice to Transfer Agent for any losses incurred by Vanguard or the Plans as a result of the forgoing, which shall be payable by Transfer Agent within sixty (60) days of receipt.

U) Right of Redemption. Nothing herein shall prevent a Portfolio from delaying or suspending the right of redemption in accordance with the provisions of the Act, as amended, and the rules thereunder.

Section 3. NETWORKING Agreement. Vanguard and the Fund agree to be bound by the terms of the NSCC NETWORKING Agreement. Vanguard and the Fund hereto agree that they will fulfill their obligation with respect to account maintenance through NETWORKING Matrix Level ZERO (Trust Processing). The parties agree to perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The foregoing activities will be conducted in compliance with all applicable laws, rules and regulations, including the NSCC Rules and Procedures; provided, however that in the event of a conflict between the provisions of this Agreement and any NSCC Rule or Procedure, this Agreement will control.

Section 4. Contingency Procedures - Share Price Transmission. Vanguard and the Fund shall enact the following contingency procedures to protect Vanguard, the Fund and the Participants of the Plans from any significant investment loss or market exposure attributable to transmission failure between the parties.

(a) The Fund shall contact Vanguard by 7:00 P.M. Eastern time either via the Outside Funds Hotline (800.662.0106 x32550) or Vanguard’s On-Call service

(800.662.0106 x11559) concerning any systematic or human pricing issues that will or have the potential to delay or prevent the successful transmission of an accurate Share Price to Vanguard via the NSCC. If the Fund is unable to contact a Vanguard representative directly, a message should be left on the Outside Funds Hotline describing the issue, the estimated time for correction, the Share Price for the corresponding trade date and a contact name and number. In addition, the Fund shall transmit the Share Price to Vanguard via facsimile and/or email to IBTS Outside Funds@Vaneuard.com.

(b) Vanguard agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with Vanguard’s responsibilities under this Agreement.

Section 5. Fund Communications. The Fund shall supply Vanguard with the following materials and information with respect to the Portfolio, which Vanguard shall furnish or make available where appropriate or required by applicable law to fiduciaries and Participants under the Plan:

(a) Portfolio Prospectuses. Annual Reports and Proxy Materials. The Fund or, as appropriate, the Transfer Agent, shall supply to Vanguard upon request reasonably sufficient supplies of current prospectuses, shareholder reports, and proxy statements and related materials for the Portfolio. Vanguard shall be responsible for the timely delivery of all prospectuses, shareholder reports, and proxy statements and related materials to Participants under the Plan to the extent necessary to satisfy the U.S. Department of Labor’s final regulation under section 404(c) of the Employee Retirement Income Security Act of 1974 (29 CPR §2550A04c-l) or other applicable law, or as specifically required under the Plan or requested by the fiduciaries for the Plan. The cost of preparing, printing and distributing prospectuses, SAIs, proxy materials, shareholder reports and other materials of the Portfolios to Vanguard shall be paid by the Fund or its designated representative. The cost of preparing and printing and distributing confirmations, account statements or other materials that may be prepared by Vanguard as part of the Plan Services to each Plan and/or its Plan Participants shall be paid by Vanguard.

(b) Advance Information. From time to time, the Fund may implement policy changes that affect Vanguard’s performance of recordkeeping for the Plan. In order to allow Vanguard a reasonable amount of time to make any necessary adjustments to its recordkeeping systems, the Fund shall use best efforts to communicate such policy changes to Vanguard three months prior to the effective date of the change (“Advance Information”). Vanguard shall treat all Advance Information as confidential pursuant to Section 8 of this Agreement and shall use such information solely for systems adjustment purposes. Vanguard shall communicate advance information to its own directors, officers and employees on a need to know basis, only. Under no circumstances shall Vanguard communicate Advance Information to any Plan, its sponsor, or Participants without the Fund’s prior written consent.

(c) Fund Toll-Free Number. It is understood by the parties that Vanguard licensed representatives will discuss with Participants under the Plan among other things, net asset values, account balances (which shall be calculated by Vanguard), dividend options, dividend amounts (which shall be calculated by Vanguard), dividend payment dates and the investment objectives and policies of the Portfolio, solely as set forth in the current Portfolio prospectus, and the recent investment performance of the Portfolio based solely on the information supplied by the Fund. To the extent that Participants under the Plan request additional information with respect to the Portfolio, the Fund shall supply a toll-free telephone number which the Plan Participants may use to request such additional information from an appropriate representative of the Fund.

(d) Participant Communications Materials. It is understood by the parties that, based on the current prospectus for the Portfolio and the information supplied by the Fund, Vanguard may prepare communications or disclosure materials for Participants under the Plan which describe the Portfolio in the same format as that used for the other investment options offered under the Plan. Vanguard shall supply the Fund, or its designated representative, with copies of such materials concerning the Fund or Portfolios within a reasonable time period in advance of their intended distribution to the Plan or Plan Participants and the Fund or its designated representative shall review and approve the use of such materials within five Business Days of receipt and no such material shall be used if the Fund or its designated representative objects timely to such use. Vanguard agrees not to use such materials until such materials have been, if and to the extent applicable, submitted to the NASD.

(e) Other Portfolio Information. The Fund agrees to supply Vanguard with any information which may have or explain a significant impact on the performance of the Portfolio in the same manner and time frame in which such information is made available to shareholders of that Portfolio.

Section 6. Vanguard Fees. In consideration of the Plan Services to be provided by Vanguard under this Agreement, Vanguard shall receive as compensation from the Distributor under the Fund’s Rule 12b-l Plan, an annual fee of 0.25% (the “Annual Rate”) of the Plan assets invested in each Portfolio. Vanguard’s fees shall be paid quarterly and shall be calculated separately for each Portfolio under each Plan. The fees for each calendar quarter shall be the product of (i) the average daily balance of all Plan assets invested in each Portfolio during the applicable calendar quarter, multiplied by (ii) the number of calendar days in the applicable calendar quarter, multiplied by (iii) the quotient of the Annual Rate divided by 365 days (366 days in a leap year). Vanguard shall notify the Fund in writing of the amount due and payable hereunder, and shall provide such documentation supporting its calculation as may be reasonably requested by the Fund. Unless the Fund objects in writing, the Fund shall pay such fee, via wire, to Vanguard within 30 days after receiving notice from Vanguard of the amount due and payable. The parties hereto acknowledge that any fees paid by the Fund under this Agreement are for accounting, recordkeeping and administrative services only and do not constitute payment in any manner for investment advisory or distribution related services.

Section 7. Cross-Indemnification of Parties.

(a) The Fund, the Transfer Agent, and their respective affiliates shall not be held responsible and Vanguard shall indemnify and hold the Fund, the Transfer Agent and their respective affiliates and their officers, directors, employees, agents, and persons, if any, who control them within the meaning of the Securities Act of 1933, as amended, harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) Vanguard’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by Vanguard of any material provision of this Agreement; or (iii) any breach by Vanguard of any representation, warranty, or covenant made in this Agreement.

(b) Neither Vanguard nor its affiliates shall be held responsible and the Fund shall indemnify and hold Vanguard and its affiliates and their officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Fund’s or the Transfer Agent’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by the Fund or the Transfer Agent of any material provision of this Agreement; or (iii) any breach by the Fund or the Transfer Agent of any representation, warranty, or covenant made in this Agreement.

(c)           The Distributor, and its representatives shall not be held responsible and Vanguard shall indemnify and hold the Distributor, its representatives and officers, directors, employees, agents, and persons, if any, who controls them within the meaning of the Act and Securities Act of 1933, as amended, harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) Vanguard’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by Vanguard of any material provision of this Agreement; (iii) any breach by Vanguard of any representation, warranty, or covenant made in this Agreement.

(d)           Vanguard, and any of its affiliates shall not be held responsible and the Distributor shall indemnify and hold Vanguard, its affiliates and its officers, directors, employees, and agents harmless from and against any and all reasonable losses, damages, costs, charges, counsel fees, payments, expenses, and liability arising out of or attributable to: (i) the Distributor’s lack of good faith, negligence, reckless disregard or willful misconduct in carrying out its duties and responsibilities under this Agreement; or (ii) the Distributor’s breach of any material provision of this Agreement.

Section 8. Confidentiality. All information, books, records, and data supplied by one party to the other in connection with the negotiation or carrying out of the Agreement are and shall remain the property of the party supplying such information, books, records, or data and shall be kept confidential by the other party except as may be required by law or this Agreement, and except if the other party also received such information, books, records or data from some other source not a party to this Agreement. Both parties acknowledge that certain information made available to the other party may be deemed non-public personal information under the Gramm-Leach-Bliley Act or other federal or state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”). Both parties hereby agree: (i) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws, (ii) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information and (iii) to cooperate with the other party and provide reasonable assistance in ensuring compliance with such Privacy Laws if and to the extent applicable to either party.

Section 9. Amendment or Termination of Agreement. Vanguard and the Fund may agree in writing to amend this Agreement at any time in whole or in part. Either Vanguard or the Fund may terminate this Agreement upon thirty (30) days written notice to the other party (which notice may be waived by the other party). This Agreement shall automatically terminate upon written notice to Vanguard or the Fund of the termination of Vanguard as a service provider to the Plan; the discontinuance of the Portfolio as an investment option offered under the Plan; if, at any time, the authorizations, licenses, qualifications or registrations required to be maintained by Vanguard or the Fund in connection with the performance of their duties hereunder shall lapse or cease to remain in full force and effect; or if, due to changes in the laws or for other reasons, any action to be taken or service to be provided hereunder should become unlawful.

Section 10. Representations and Warranties.

(a)           Vanguard represents and warrants that:

(i) it has obtained and shall maintain all authorizations, licenses, qualifications or registrations of any governmental body required of it in connection with this Agreement and the registrations are and will remain in full force and effect during the term of this Agreement;

(ii)           it is registered as a transfer agent pursuant to Section 17 A( c )(2) of the Exchange Act);

(ii) it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of Vanguard enforceable in accordance with its terms;

(iii)          it is duly qualified and duly authorized by each Plan to act on behalf of the Plan as contemplated by this Agreement;

(iv)          the arrangements provided for in Section 6 this Agreement will be disclosed to each Plan through Vanguard’s representatives; and

(v)           it shall promptly notify the Fund in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

(b)           The Fund represents and warrants that:

(i) it has full power and authority to enter into and perform this Agreement and, when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of the Fund, enforceable in accordance with its terms;

(ii)           the Registration Statement, prospectus and Statement of Additional Information (“SAI”) of the Fund comply, in all material respects, with all applicable federal and state securities laws;

(iii)          each Fund is a series of an investment company registered under the Act;

(iv) if selected by any Plan as an investment option for the Plan’s assets, the Fund shall cooperate with the Plan and with Vanguard to establish in a timely and orderly manner necessary relationships; and

(v) it shall promptly notify Vanguard and the other parties hereto in the event that the Fund is, for any reason, unable to perform any of its obligations under this Agreement.

Section 11. Additional Covenants.

(a)           Vanguard covenants that:

(i) it shall promptly verify all monthly Account statements provided to it by the Transfer Agent and all daily Account statements and trade information made available to it;

(ii) it will not exercise discretionary control, authority or management on behalf of any Plan such that it would be a Plan fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the Internal Revenue Code of 1986 (“Code”) with respect to the provision of services pursuant to this Agreement;

(iii) the receipt of fees by Vanguard as provided for in Section 6 of this Agreement will not constitute a non-exempt “prohibited transaction” as such term as defined in Section 406 of ERISA and Section 4975 of the Code; and

(iv)          it is not providing investment advisory services under this Agreement.

(v) it will (a) respond to reasonable requests from Transfer Agent for information, reports and documents as Transfer Agent may reasonably request in connection with its compliance activities relating to the Fund; (b) provide certifications regarding the Plan Services; and (c) make records and personnel reasonably available during normal business hours to facilitate Transfer Agent’s review of transactions pursuant to this Agreement.

(b)           The Fund covenants that:

(i)            it shall comply with all federal and state securities, insurance, ERISA and tax laws, rules and regulations applicable to it as a result of the transactions contemplated by this Agreement;

(ii)           it or its representative shall establish the Accounts on its or its representative’s mutual fund shareholder accounting system, as contemplated by this Agreement, and maintain the Accounts in accordance with all applicable federal and state securities laws, and such Accounts shall be in the name of Vanguard or such other party as may be designated by the Plan as the shareholder of record of shares of the Portfolios owned by the Plans (“Record Owner”); and

(iii)          in the event that a Portfolio, which is then included as an investment option within a Plan, becomes closed to new investors, it will not restrict or otherwise preclude the purchase of shares of such Portfolio by Plan Participants of such Plans that then hold shares of such Portfolio.

Section 12.             Restrictions on Market Timing & Redemption Fees. Vanguard will apply the Frequent Trading Policy & Redemption Fee Policy attached hereto as Exhibit B and Exhibit C respectively, as amended from time to time, to Plan participants investing in Portfolio shares. Vanguard will copy any material amendments to the policy to the Fund.

Section 13.             SEC Rule 22c-2. In connection with the Funds’ obligations under SEC Rule 22c-2 under the Investment Company Act of 1940, beginning not later than the mandatory compliance date of Rule 22c-2 Vanguard and the Fund agree to the terms of Exhibit D attached hereto.

Section 14.             Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without reference to choice of law principles.

Section 15.             Notices. Every notice required by this Agreement shall be deemed given when sent in accordance with the Operating Procedures as set forth in Section 2 or Contingency Procedures as set forth in Section 4, as applicable, or, as to any matter not addressed by the Operating Procedures or Contingency Procedures, a notice shall be deemed given if sent the next Business Day by a nationally recognized overnight carrier service that provides evidence ofreceipt or if sent the same Business Day by 3:00 p.m. (receiving party’s time) by personal delivery or facsimile transmission, in each case to such person and to such facsimile number (if applicable) as shall be designated from time to time by each party pursuant to a written notice. The names and addresses of the persons to whom notices should be sent are as follows:

If to Vanguard:	The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355
Attn: William Burns, K22
Phone: 610-669-1000
Fax: 484-582-4288

With copy to:	Attn: Vanguard Legal Department, M39

If to the Fund, Distributor or	Pacific Advisors Fund, Inc.
Transfer Agent:	101 North Brand Blvd., Suite 1950
Glendale, CA 91203
Attn: Barbara A. Kelley

Phone: (800) 989-6693
Fax: (818) 242-5952

With copy to:	Catherine L. Henning

Section 16.             Assignment. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” having the meaning set forth in Section 2(a)(4) of the Act.

Section 17.             Operations of Portfolios. In no way shall the provisions of this Agreement limit the authority of the Fund from taking such action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Portfolios and the sale of shares of the Portfolios. In no way shall the provisions of this Agreement limit the authority of Vanguard to take such action as it may deem appropriate or advisable in connection with all matters relating to the provision of Plan Services or the shares of mutual funds other than the Portfolios offered to the Plans.

Section 18.             Survival. The provisions of Section 6, Section 7, Section 8, and Section 9 of this Agreement shall survive termination of this Agreement.

Section 19.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be deemed one and the same document.

Section 20.             Severability. In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 21.             Entire Agreement. This Agency Agreement, including any Exhibits hereto, constitutes the entire agreement by and among the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters.

In witness whereof, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.

Attest:	THE VANGUARD GROUP, INC.

/s/ Marissa C. Blank	By:	/s/ Frederick C. Teufel, Jr.
Principal

Attest:	PACIFIC ADVISORS FUND, INC.

/s/	By:	/s/ George A. Henning
	Title:	President

Attest:	PACIFIC GLOBAL INVESTOR SERVICES, INC.

/s/ William C. Sileo	By:	/s/ Barbara A. Kelley
	Title:	President

Attest:	PACIFIC GLOBAL FUND DISTRIBUTORS, INC.

/s/ Kris Bruneer	By:	/s/ Catherine L. Henning
	Title:	Asst. Secretary

EXHIBIT “A”

Each of the following series of the Fund is a “Portfolio” for purposes of the Agreement:

•                   Small Cap Fund - Class A Shares (P ASMX)

•                  Multi-Cap Value Fund - Class A Shares (PAMVX)

•                  Growth Fund - Class A Shares (P AGTX)

•                  Balanced Fund - Class A Shares (P AABX)

•                  Income and Equity Fund - Class A Shares (PADIX)

•                  Government Securities Fund - Class A Shares (P ADGX)

EXHIBIT “B”

VANGUARD FREQUENT TRADING POLICY

For Participants in Employer- Sponsored Defined Contribution Plans for which Vanguard provides Recordkeeping Services through its

Integrated Retirement Plan Solutions Group!(1)

Plan participants who exchange(2) any amount out of a mutual fund must wait 60 calendar days before exchanging back into the same mutual fund. This frequent trading policy will not apply to the following:

•                  Money-market and short-term bond mutual funds

•                  Purchases of shares with participant payroll or employer contributions or loan repayments

•                  Purchases of shares with fund dividends or capital gain distributions

•                  Distributions, loans, and in-service withdrawals from a plan

•                  Redemptions of shares as part of a plan termination or at the direction of the plan

•                  Redemptions of shares to pay fund or account fees

•                  Share or asset transfers or rollovers

•                  Re-registrations of shares

•                  Conversions of shares from one class to another in the same fund

Reallocation and rebalancing transactions completed by Plan participants, investment advisors or investment advisory services will not be exempt from the frequent trading policy.(3)

(1) Different applications of the frequent trading policy may apply for mutual fund shares held in participant directed brokerage accounts offered through the Plan.

(2) The term "exchange" refers to a transaction in which proceeds from a redemption of fund shares in a Plan are used to purchase another investment offered within the Plan.

(3)Automated transactions executed during the first six months of a participant's enrollment in the Vanguard Managed Account Program will be exempt from the frequent-trading policy.

EXHIBIT “C”

REDEMPTION FEE PROCEDURES

A.            Redemption Fee Procedures

1. Beginning after the close of business on the effective date in section B below (the “Redemption Fee Effective Date”), Vanguard will assess a redemption fee consistent with this Exhibit C, on shares of each Portfolio redeemed by a Plan Participant within the specified holding period after purchase of such shares by the Plan Participant.

2. Shares exchanged after the Redemption Fee Effective Date, into the Funds identified below that charge redemption fees will be subject to the redemption fee when the shares are exchanged out of the Funds. The term “exchange” refers to a transaction in which proceeds from a redemption of fund shares in a Plan are used to purchase another investment offered within the Plan. In addition to exchanges into a fund, fund shares purchased by participant-initiated asset transfers within a Plan or participant-initiated rollovers, and reallocation and rebalancing transactions by an investment advisor or by an investment advisory service, will also be subject to redemption fees if these shares are exchanged out of the fund within the fund’s redemption-fee holding period. The redemption-fee holding period begins at the date of the exchange into the fund The fee will be charged on exchanges out of the fund that occur before the end of the fund’s redemption-fee holding period. When shares are redeemed or exchanged out of a participant’s Plan account, Vanguard will first redeem or exchange shares that are exempt from redemption fees (such as shares purchased with dividends or capital gains distributions and shares purchased with plan participant payroll or employer contributions). Vanguard will then use the “first-in, first-out” (FIFO) method to redeem or exchange shares, meaning that a Plan participant’s oldest shares are redeemed or exchanged out prior to recently purchased shares.

3. Transactions Not Subiect to Redemption Fees. Vanguard will not assess redemption fees on the following:

a. Fund shares held prior to the Redemption Fee Effective Date Fund

b. Exchanges of shares purchased with participant payroll or employer contributions.

c. Exchanges of shares purchased with dividends or capital gains distributions.

d. Distributions, loans, and in-service withdrawals from a plan.

e. Redemptions or transfers of shares as part of a plan termination or at the direction of the plan.

f. Direct rollovers to individual retirement accounts (IRAs).

g. Conversions of shares from one share class to another in the same fund.

h. Redemptions of shares by Vanguard to pay fund or account fees.

i. Re-registration of shares in the same fund.

4. Remittance of Redemption Fees. The redemption fee shall be remitted to the Fund monthly as follows. Redemption fees due as a result of transactions processed during each calendar month shall be accumulated and remitted via Federal Funds wire on the tenth Business Day of the following calendar month in accordance with wiring instructions provided by the Transfer Agent.

On the same Business Day as each wire transfer of redemption fees, Vanguard shall deliver an allocation spreadsheet via e-mail to an address provided by Transfer Agent indicating the allocation among the Portfolios of the fees remitted, which shall include the following information:

•                 Fund Name

•                 Transfer Agent #

•                 Ticker

•                 CUSIP

•                 Fund abbreviation

•                 Dollar amount of the redemption fee.

B.                                    Redemption Fee Funds (as of the date of this Agreement)

		Redemption Fee	Redemption
Fund Name	CUSIP	Effective Date	Fee	Holding Period
Small Cap Fund	694336405	10/1/2006	2%	6 Months
Multi-Cap Value Fund	694336868	10/1/2006	2%	6 Months
Growth Fund	694336884	10/1/2006	2%	6 Months
Balance Fund	694336306	10/1 /2006	2%	6 Months
Income and Equity Fund	694336207	10/1/2006	2%	60 Days
Government Securities Fund	694336108	10/1 /2006	2%	60 Days

EXHIBIT “D”

RULE 22C-2 AGREEMENT

1. Agreement to Provide Information. Vanguard agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Vanguard under this Agreement during the period covered by the request.

1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2 Form and Timing of Response. Vanguard agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on Vanguard’s books and records, Vanguard agrees to: (i) provide or arrange to provide to the Fund the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Vanguard agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

1.3 Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Vanguard.

2. Agreement to Restrict Trading. Vanguard agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through Vanguard’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1 Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2 Timing of Response. Vanguard agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Vanguard.

2.3 Confirmation by Vanguard. Vanguard must provide written confirmation to the Fund that instructions have been executed. Vanguard agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Definitions. For purposes of this Exhibit D:

3.1 The term “Fund” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. (4)

3.2 The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Vanguard.

3.3 The term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

(4) As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.